Revised February 12, 2020

Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports revised fourth quarter and 2019 results

(February 12, 2020) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) initially reported results for the quarter and year ended December 31, 2019 on January 21, 2020. Recently, and prior to the filing of the Corporation’s audited financial statements for the year-ended December 31, 2019, more information was learned concerning a certain commercial borrower of the Corporation, representing a total lending relationship of approximately $29 million. This borrower’s loans had been placed on non-accrual status with an allocation of the allowance for credit losses of approximately $12 million as of December 31, 2019, and the Corporation’s financial results as of, and for the periods ended, December 31, 2019, were reported on that basis. However, upon consideration of the additional information about this lending relationship, the Corporation recorded an additional $8 million provision for credit losses for the periods ended December 31, 2019 and determined that $20 million of the lending relationship was uncollectable as of December 31, 2019, resulting in a charge-off of this amount for the quarter and year ended December 31, 2019. The increase in the provision for credit losses, as well as related reductions in certain incentive compensation accruals and adjustments to income tax expense, reduced the Corporation’s net income for the quarter and year ended December 31, 2019 from $54.1 million, or $0.33 per diluted share, and $232.6 million, or $1.39 per diluted share, respectively, to $47.8 million, or $0.29 per diluted share, and $226.3 million, or $1.35 per diluted share, respectively.
The remainder of this release and the tables at the end of this release have been updated to reflect these events.

Revised February 12, 2020

2019 Key Accomplishments

•	Termination of the remaining BSA/AML regulatory orders

•	Successful consolidation of affiliate banks into Fulton Bank, N.A.

•	Record year of revenues and net income

•	Average loan growth of 4% and average deposit growth of 6%

•	Net income grew 9% and pre-provision net revenue(1) increased 4%

(February 12, 2020) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $48 million, or $0.29 per diluted share, for the fourth quarter of 2019, and net income of $226 million, or $1.35 per diluted share, for 2019.

"Overall, 2019 was another good year for Fulton as we continued to execute on our growth strategies and completed the consolidation of our remaining affiliate banks into Fulton Bank,” said E. Philip Wenger, Chairman and CEO. “I’m extremely proud of our team’s hard work this year, and continued focus on driving shareholder value. We look forward to 2020 and believe we are well-positioned to continue to advance our strategic priorities.”

Net income per diluted share for the fourth quarter of 2019 decreased 22% to $0.29 in comparison to the $0.37 reported for the third quarter of 2019 and decreased 12% from the $0.33 reported in the fourth quarter of 2018. The decline in net income from the third quarter of 2019 and the fourth quarter of 2018 was primarily the result of a decrease in net interest income and an increase in the provision for credit losses, partially offset by a decrease in non-interest expense.

(1)	Non-GAAP financial measure. Please refer to the calculation and management’s reasons for using this measure on the page titled “Non-GAAP Reconciliation” in the accompanying tables.

Revised February 12, 2020

For the year ended December 31, 2019, net income per diluted share increased 14% to $1.35 in comparison to the $1.18 reported for 2018. The increase in net income was driven by a lower provision for credit losses and higher net interest income, non-interest income and securities gains, partially offset by higher non-interest expense.

Net Interest Income and Balance Sheet
Net interest income for the fourth quarter of 2019 was $159 million, a $2 million decrease from the third quarter of 2019. The decrease resulted from the impact of a 9 basis point decrease in net interest margin due mainly to the 25 basis point decrease in the federal funds rate in each of September and October 2019, partially offset by balance sheet growth. The decline in net interest margin resulted from the net impact of an 18 basis point decrease in the yield on interest-earning assets, partially offset by an 11 basis point decrease in average cost of funds. The decline in asset yields was primarily the result of a 24 basis point decrease in loan yields, partially offset by an 8 basis point increase in investment securities yields.
For the year ended December 31, 2019, net interest income increased $18 million, or 3%, driven mainly by a 4% increase in average interest-earning assets. The increase in average interest-earning assets was partially offset by the impact of a 4 basis point decrease in the net interest margin to 3.36%. The average yield on interest-earning assets increased 18 basis points and the average cost of interest-bearing liabilities increased 28 basis points from 2018.

Total average assets for the fourth quarter of 2019 were $22 billion, an increase of $355 million from the third quarter of 2019, with average loans, net of unearned income, increasing $332 million.

Revised February 12, 2020

Average loans and yields, by type, for the fourth quarter of 2019 in comparison to the third quarter of 2019 are summarized in the following table:

	Three Months Ended
	December 31, 2019		September 30, 2019		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,561,029	4.34%	$6,489,456	4.57%	$71,573	1.1%
Commercial - industrial, financial, and agricultural	4,575,133	4.24%	4,414,992	4.56%	160,141	3.6%
Real estate - residential mortgage	2,606,136	4.00%	2,512,899	4.06%	93,237	3.7%
Real estate - home equity	1,331,088	4.97%	1,364,161	5.27%	(33,073)	(2.4)%
Real estate - construction	934,556	4.37%	905,060	4.68%	29,496	3.3%
Consumer	464,606	4.44%	457,524	4.36%	7,082	1.5%
Leasing	281,451	4.35%	277,555	4.41%	3,896	1.4%
Other	14,058	N/A	14,860	N/A	(802)	(5.4)%
Total Average Loans, net of unearned income	$16,768,057	4.31%	$16,436,507	4.55%	$331,550	2.0%

(1) Presented on a tax-equivalent basis using a 21% federal tax rate and statutory interest expense disallowances.
N/A - Not applicable

For the year ended December 31, 2019, average loans increased $615 million, or 4%, compared to 2018. Ending loans at December 31, 2019 increased $151 million, or 1%, compared to September 30, 2019 and increased $672 million, or 4%, compared to December 31, 2018.
Total average liabilities for the fourth quarter of 2019 increased $329 million, or 2%, from the third quarter of 2019, with a $499 million, or 3%, increase in average deposits being partially offset by a $202 million, or 22%, decrease in average short-term borrowings.
Average deposits and interest rates, by type, for the fourth quarter of 2019 in comparison to the third quarter of 2019 are summarized in the following table:

	Three Months Ended
	December 31, 2019		September 30, 2019		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,324,568	—%	$4,247,820	—%	$76,748	1.8%
Interest-bearing demand	4,699,040	0.71%	4,448,112	0.82%	250,928	5.6%
Savings and money market deposits	5,205,260	0.78%	5,026,316	0.87%	178,944	3.6%
Total average demand and savings	14,228,868	0.52%	13,722,248	0.58%	506,620	3.7%
Brokered deposits	261,689	1.94%	253,426	2.40%	$8,263	3.3%
Time deposits	2,959,008	1.86%	2,974,993	1.86%	(15,985)	(0.5)%
Total Average Deposits	$17,449,565	0.77%	$16,950,667	0.84%	$498,898	2.9%

Revised February 12, 2020

For the year ended December 31, 2019, average deposits increased $934 million, or 6%, compared to 2018. Ending deposits at December 31, 2019 increased $1 billion, or 6%, compared to December 31, 2018.

Asset Quality
The provision for credit losses for the fourth quarter of 2019 was $21 million, up from $2 million for the third quarter of 2019, driven primarily by a higher allocation need for a certain commercial loan.
Non-performing assets were $148 million, or 0.68% of total assets, at December 31, 2019, compared to $144 million, or 0.66% of total assets, at September 30, 2019 and $150 million, or 0.73% of total assets, at December 31, 2018.
Annualized net charge-offs for the quarter ended December 31, 2019 were 0.65% of total average loans, compared to 0.15% for the quarter ended September 30, 2019, with the increase in the fourth quarter of 2019 driven by the aforementioned commercial loan. The allowance for credit losses as a percentage of non-performing loans was 118% at December 31, 2019, compared to 127% at September 30, 2019.

Non-interest Income
Non-interest income in the fourth quarter of 2019, excluding investment securities gains, was $55 million, essentially unchanged from the third quarter of 2019 and $6 million, or 12%, higher than the fourth quarter of 2018.
Wealth management income increased due to growth in trust and brokerage income, both organically and, with respect to brokerage income, through the acquisitions completed in the first and fourth quarters of 2019. Mortgage banking income decreased due to seasonally lower loan volumes. Consumer banking income decreased, driven by decreases in card income. Commercial banking income increased, as higher commercial loan interest rate swap fees were partially offset by declines in merchant and card income.
During the third quarter of 2019, Fulton completed a balance sheet restructuring involving the sale of approximately $400 million of investment securities and a corresponding prepayment of FHLB advances. As a result of these transactions, $5 million of investment securities gains were realized during the quarter.
For the year ended December 31, 2019, non-interest income, excluding investment securities gains, increased $16 million, or 8%, with increases across all major categories.

Non-interest Expense

Revised February 12, 2020

Non-interest expense was $139 million in the fourth quarter of 2019, a decrease of $8 million, or 5%, compared to the third quarter of 2019 and a decrease of $2 million, or 1%, compared to the fourth quarter of 2018.
The fourth quarter of 2019 included decreases in salaries and benefits, other outside services, marketing and intangible amortization, partially offset by increases in FDIC insurance expense, due to lower assessment credits, net occupancy expense and other expenses.
The third quarter of 2019 included $5 million of expenses related to the consolidation of the remaining subsidiary banks, primarily in other outside services. The third quarter also included $4 million of penalties related to the prepayment of certain FHLB advances in conjunction with the previously mentioned balance sheet restructuring.
For the year ended December 31, 2019, non-interest expense increased $22 million, or 4%, compared to 2018. This increase was primarily due to increases in salaries and employee benefits, other outside services and other expense, partially offset by decreases in amortization of tax credit investments and FDIC insurance expense.
Expenses incurred for the years ended December 31, 2019 and 2018 related to the consolidation of the subsidiary banks were $11 million and $4 million, respectively, which were recognized in various categories in non-interest expense.

Income Tax Expense
The effective income tax rate for the fourth quarter of 2019 was 13%, as compared to 14% for the third quarter of 2019, with the decrease resulting mainly from lower income before income taxes.
The effective income tax rate for the year ended December 31, 2019 was 14%, as compared to 11% in 2018. The increase resulted mainly from higher income before income taxes.

Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.

Revised February 12, 2020

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.